EXHIBIT 10-8

                      EXECUTONE Information Systems, Inc.

                          Transition and Retention Plan

        The Board of Directors of EXECUTONE recognizes the current uncertainty associated with the succession in chief executive leadership in the Company and the board's announced consideration of a possible corporate restructuring that would be intended to (1) enhance shareholder value, (2) more efficiently allocate corporate resources and (3) channel management focus. The Board also recognizes that senior management of the Company has made a significant, debt-financed financial investment in the Company and its future through the EXECUTONE 1994 Executive Stock Incentive Plan (the "Stock Plan") and that management expects, and is committed to, playing a leadership role in implementing the Company's business plans in order to protect and enhance the value of their investment in the Company and that of all shareholders.

        The Board has determined, due to the substantial changes in the Company's business plan and focus since the date the Stock Plan was adopted and due to the further substantial changes currently being considered for the Company's business focus and leadership, to offer a retention and incentive program ("Transition and Retention Plan") for key employees of the Company who currently are participating in the Stock Plan, who are selected by the Board as being eligible to participate and who agree to the terms and conditions discussed below (the "Participating Employees").

        1. Employment Commitment. Each Participating Employee who enrolls in the Transition and Retention Plan and who discharges his or her employment duties diligently in support of the business plans, unity and harmony of the Company, will become entitled to the benefits described below as they vest according to the terms of this Plan.

        2. Extension of Loan Maturity Date. The maturity date on each Participating Employee's Loan (as defined in the following section) will be the earlier of March 31, 2001 or the date the Participating Employee ceases to be employed by the Company. All interest due under a Loan will accrue, but will not be payable by the Participating Employee until the maturity date of the Loan.

        3. Free Transferability. Shares purchased by Participating Employees under the Stock Plan ("Plan Shares") will be freely transferable, subject to applicable securities laws, Company policy and the pledge of such shares to the Company as collateral for the Company's guarantee of the employee's loan (a "Loan") from Bank of America National Trust and Savings Association (the "Bank") and the advance of interest on the Loans by the Company for the employee's benefit. (The collective amount owed to the Bank and the Company for principal and interest outstanding on a Loan at any given time is referred to hereafter as the "Loan Balance".) Any shortfall between the portion of a Loan attributable to any Plan Shares that are sold and the application of the net sales proceeds against the Loan Balance will continue to be an outstanding obligation of the Participating Employee, subject to being offset by a Retention Payment as described in paragraph 5 below.

        4. Purchase Option. The Company will have the right, but not the obligation, to purchase Plan Shares from a participating Employee, at the market price therefor, at any time on or before March 31, 2001. The purchase price will be paid in each case by first offsetting any Loan Balance, with any remaining proceeds being delivered to the Participating Employee. To the extent the net proceeds from the exercise of such purchase option are not sufficient to offset fully the Loan Balance, the Participating Employee will remain liable for the Loan Balance under the Loan (which will continue to have the same maturity date and other provisions described herein), subject to the right to earn a Retention Payment and the other provisions of this plan.

        5. Retention Payment. Each Participating Employee will be given the opportunity to earn a Retention Payment, as defined below. A Retention Payment will be deemed earned and vested ratably on a quarterly basis from March 31, 1999 until March 31, 2001, through continued employment of the Participating Employee as provided herein, as follows: on March 31, 1999, 33 1/3%; and 8.333% at the end of each calendar quarter thereafter until March 31, 2001. The Retention Payment earned by a Participating Employee will be paid in one installment on the maturity date (as defined in paragraph 2 above) of the Participating Employee's Loan.

        6. Determination of Retention Payment Amount. The Retention Payment shall be that amount as shall be equal to 110% of the excess of the Loan Balance of the Participating Employee's Loan over (1) the purchase price paid for the Participating Employee's Plan Shares if the Company exercises its option under paragraph 4 and purchases any or all of the Participating Employee's Plan Shares, and/or (2) the closing market price of the Participating Employee's Plan Shares still owned as of the maturity date of the Participating Employee's Loan (either March 31, 2001, or as of the date of an earlier termination of employment as provided herein). The Retention Payment will be applied against a Participating Employee's Loan Balance, and any excess after the Loan Balance has been paid in full will be paid in cash, subject to any applicable withholding requirements, at the time the Retention Payment is paid.

        7. Acceleration of Vesting. A Retention Payment will be deemed fully earned, vested and payable prior to March 31, 2001, if the Participating Employee has remained continuously employed by the Company since the date of this Plan and dies, becomes incapacitated, is terminated without cause, or if a "change in control" of the Company occurs. In each case, the Retention Payment will be deemed fully earned, vested and payable as of the date of the qualifying occurrence.

        For purposes of this Plan, a "change in control" shall be deemed to have occurred if, (i) any person, including a "group" as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, becomes the owner or beneficial owner of all or substantially all of the Company's assets or of Company securities having 50% or more of the combined voting power of the then outstanding Company securities that may be cast for the election of the Company's directors (other than as a result of an issuance of securities initiated by the Company, or open market purchases approved by the Board, as long as the majority of the Board of Directors approving the purchases is the majority at the time the purchases are made); or (ii) as the direct or indirect result of, or in connection with, a cash tender or exchange offer, a merger or other business combination, a sale of assets, a contested election, or any combination of these transactions, the persons who were directors of the Company before such transactions cease to constitute a majority of the Company's Board, or any successor's board, within one year of the last of such transactions. For purpose of this Plan, the Control Change Date is the date on which an event described in (i) or (ii) occurs. If a Change in Control occurs on account of a series of transactions, the Control Change Date is the date of the last of such transactions. Neither the spin-off of Unistar, nor the sale of all or a portion of the assets of the Company's Healthcare division, nor the combination of those two events, shall constitute a Change in Control for the purposes of this plan.

        8. Application of Proceeds. The net proceeds from any sales of Plan Shares, whether a full or partial sale in the market or a full or partial purchase by the Company under paragraph 4, and any Retention Payment earned by a Participating Employee will in each case be applied first against any Loan Balance then due the Bank or the Company, with any excess proceeds or remaining Retention Payment being payable to the Participating Employee. Unlike under the Stock Plan, employees participating in the Transition and Retention Plan will not be required to apply 25% of any bonus earned toward repayment of the Loan Balance.

        9. Examples. The following examples illustrate the application of the Retention Payment in certain cases. These examples are given for illustrative purposes only and reflect a few, but not all, potential circumstances. The actual definition of the Retention Payment set forth above, as interpreted by the Board of Directors, shall determine the computation and application of a Retention Payment in each specific case.

               Example (a). Assume a Participating Employee works until March 31, 2001; the Participating Employee's Loan comes due on March 31, 2001; the Participating Employee's Plan Shares are contemporaneously sold in the market for $2.50 a share with the net proceeds delivered to the Bank and the Company; the Loan Balance equals $4.90 a share on the date the Plan Shares are sold and the proceeds delivered to the Bank or the Company, as the case may be.

               The Retention Payment is $2.64 [1.10 x ($4.90-2.50)] a share. The Participating Employee would have discharged fully his or her liability to the Company and the Bank on the Loan and would receive $0.24 a share in cash.

               Example (b). A Participating Employee voluntarily quits on July 1, 1999; the Participating Employee's Loan comes due on the date employment is terminated; the Participating Employee's Plan Shares are sold in the market for $2.50 a share and the proceeds applied against the Loan Balance to the Bank and the Company; the Loan Balance equals $4.37 a share at the time of sale and delivery of proceeds. The Participating Employee is 41.67% vested in the maximum Retention Payment.

               The Retention Payment is $0.86 [($4.37 - $2.50) x 1.10 x .4167] a
share. The Participating Employee remains liable for the remaining Loan Balance of $1.01 a share ($4.37 - $2.50 - $0.86), which is then due and payable.

               Example (c). The Participating Employee sells Plan Shares on August 15, 1998 for $3.00 a share and continues to be employed; the Loan Balance at the time of sale and delivery of proceeds equals $4.05 a share; the sales proceeds are applied against the Loan Balance.

               No Retention Payment is yet due and payable. The Retention Payment that can be earned, as determined by the difference between the Loan Balance and the net sales proceeds of the Plan Shares that were sold, is $1.16* a share [1.10 x $1.05] for each share sold. The Retention Payment is still subject to being earned and vested for the Participating Employee's account as the Participating Employee's employment continues. So, for example, the Participating Employee continues to be obligated for $1.05* a share plus interest, but that amount will be offset and reduced ratably to zero, and the Participating Employee will become entitled to receive any excess by the vesting of the Retention Payment as each quarter passes towards March 31, 2001.

               Example (d). A Participating Employee sells Plan Shares on June 15, 1999 for $5.00 a share and continues to be employed; the Loan Balance at the time of sale and delivery of proceeds equals $4.37 a share; the sales proceeds fully liquidates the Loan Balance to the Bank and the Company.

               The Participating Employee retains $0.63 a share and receives no Retention Payment under the Plan.

        10. Stock Option. Each Participating Employee will be granted incentive stock options in an amount equal to one option share for each two Plan Shares originally purchased by the employee under the Stock Plan. The options will have a five year life and will vest as follows: 25% on each of March 31, 1999, March 31, 2000, March 31, 2001 and March 31, 2002. The options will be granted as of the date



--------
        * These amounts will be increased by any interest that continues to accrue on the Loan Balance, or is imputed for federal income tax purposes.

the Participating Employee opts into this plan. The exercise price of the options will be the fair market value of a share of Company common stock on the date of grant.

        11. Separation Payment and Benefits. The Company will pay each Participating Employee, in addition to any Retention Payment, a separation payment equal to nine months of the Participating Employee's base salary as of the date of the Participating Employee's termination of employment (payable over the succeeding nine months), if the Participating Employee has remained continuously employed by the Company since the date of this Plan and the Participating Employee dies, becomes incapacitated or is terminated without cause at anytime after enrolling in the Transition and Retention Plan.

        For purposes of the Transition and Retention Plan, termination for cause shall include termination based on the following acts or omissions: theft, embezzlement or fraud; acts of moral turpitude or other acts which tend to disparage the reputation and good name of the Company; conviction of a felony; willful or reckless disregard of the Company's policies, practices or best interests; breach of the duties of confidentiality or loyalty; breach of a fiduciary duty to the shareholders; the deliberate or negligent failure to discharge one's duties in a zealous and good faith manner; the deliberate or negligent failure to make good faith efforts to contribute to the spirit of teamwork and internal harmony sought by EXECUTONE; and the deliberate or negligent failure to make good faith efforts to support the current CEO, or any interim or succeeding CEO, in the discharge of his or her duties. Determining whether any of the above-described causes for termination exist lies within the exclusive discretion of the Board. Before reaching a final determination regarding a termination for cause, however, the Board will allow the affected employee an opportunity to appear before designated members of the Board to discuss his or her situation.

        For purposes of the Transition and Retention Plan, a termination otherwise without cause which results from a change in control or a downsizing shall be considered a termination without cause. However, any Participating Employee offered comparable employment with a purchaser of all or part of the Company's business (e.g., Unistar), shall not be considered to have been terminated for purposes of this Plan.

        Nothing herein shall be construed as restricting the Company's right, in its sole discretion, to change or reassign the duties and responsibilities for which each Participating Employee is responsible in the future. Resignation by a Participating Employee shall not be considered a termination without cause for purposes of this Plan; however, if the base salary of a Participating Employee is reduced by greater than five percent in a single year, the Participating Employee will be allowed to resign and accept one month severance plus a Retention Payment computed at 100% of the Loan Balance deficit (rather than the 110% provided in paragraph 6 above) which will be applied against the Participating Employee's Loan Balance. The Participating Employee shall not be entitled to separation benefits if his or her salary is reduced pursuant to a salary reduction imposed upon all managers or officers of a similar classification or status.

        The Company will continue to provide benefits covered by COBRA in accordance therewith. The Company will also provide, for the applicable separation period, participation in the same or comparable employee benefit plans that were generally available to employees of the Company and in which the Participating Employee was participating on the date of termination, on the same basis as the employee was then participating.

        12. Voluntary Participation. Participation in the Transition and Retention Plan is voluntary. Any employee who does not elect to become a Participating Employee in the Transition and Retention Plan may (1) elect to terminate his or her employment with the Company now and receive the Retention Payment (computed at 100% of the Loan Balance deficit rather than 110% provided in paragraph 6 above, and to be applied against their Loan Balance) and a one month separation payment in lieu of any and all other rights or claims, or (2) continue to hold his or her Plan Shares in accordance with the current terms, conditions, maturity date and interest payment requirements of the Stock Plan. The maturity date for Stock Plan Loans has previously been extended by the Board of Directors to December 31, 2001. The Company will continue to advance 85% of the interest payments due on a Loan for the account of employees in the Stock Plan who do not elect to become Participating Employees under the Transition and Retention Plan for the years ending December 31, 1998 and December 31, 1999 (with the employee continuing to be liable for all such interest advanced). For employees who do not elect to become Participating Employees under the Transition and Retention Plan, all other provisions of the Stock Plan, including, without limitation, the employee's obligation for all (i) accrued but unpaid interest, (ii) to fund directly 15% of interest due under a Loan with respect to 1998 and 1999 and 100% of such interest thereafter as it becomes due, and (iii) to repay the Loan and all accrued but unpaid interest upon maturity of the Loan (including early maturity as a result of termination of employment) shall remain in effect.

        13. Distributions on Plan Shares. Plan Shares, as used herein, shall include any shares of Unistar or other property that may be distributed with respect to Plan Shares. Any dividends or other distributions with respect to Plan Shares will be first applied against any Loan Balance.

        14. General. Any arrearages in interest payments or otherwise with respect to an employee's obligation to fund or curtail Loan interest, or any unpaid installments or required curtailments of principal, that arose prior to January 1, 1998, must be cured immediately for an employee to participate in the Transition and Retention Plan. The grant of the payment rights and options proposed by this plan will be in lieu of (a) any and all other rights or claims a Participating Employee may have prior hereto for incentive, retention, separation or similar payments or rights, whether relating to the Stock Plan, Loans, the change in leadership of the Company, any proposed restructuring of the Company, or otherwise, as well as (b) all claims arising from the employee's employment prior to the effective date of the Plan, and shall be so confirmed as the Company requires; provided, however, that this plan will not (i) affect options already granted and outstanding or written incentive plans already issued; or (ii) preclude the grant of other options or performance and incentive awards from time to time as part of any other key employee option or incentive program the Company may adopt in the future. Participating Employees shall be responsible for any and all income taxes attributable to any of the payments or benefits received or receivable by them hereunder. Participation in this program will be solely for incentive purposes and will not be deemed an entitlement to employment for a minimum term or otherwise change the at-will nature of each Participating Employee's employment. All rights and obligations hereunder, as well as those set forth in the accompanying Transition Plan Acknowledgment and Waiver, are subject to obtaining the Bank's consent to implement the plan. The Company's obligations under this plan will be unfunded and subject to being diluted by or subordinated to the general claims of creditors of the Company that exist today or that may arise in the future. The Board shall have the full discretion to interpret any and all terms and provisions of this plan and its decisions as to the meaning, intent and application of any term or provision hereof shall be final and conclusive.

                                            EXECUTONE INFORMATION SYSTEMS, INC.



                                            By: ________________________________
                                                 Alan S. Kessman
                                                 Interim Chief Executive Officer


I acknowledge receipt of the TRP Plan         ________________________         _________________
                                              Signature                        Date


I choose to accept participation in the TRP   ________________________         _________________
Plan                                          Signature                        Date


I choose not to accept participation in the
TRP Plan                                      _________________________        _________________
                                              Signature                        Date


As part of my choice not to participate in the
TRP Plan, I have chosen the alternative
described in paragraph 12 to either:
   (1) terminate my employment with the
Company, or                                   _________________________        _________________
                                              Signature                        Date
   (2) continue to hold my Plan shares in
accordance with the terms described           _________________________        _________________
                                              Signature                        Date
